Exhibit 21.1

List of Subsidiaries of CSR plc

Name	Place of incorporation (or registration) and operation	Proportion of ownership interest	Proportion of voting power held
		%	%
Direct ownership
Cambridge Silicon Radio Limited	England and Wales	100	100
UbiNetics (VPT) Limited	England and Wales	100	100
Cambridge Positioning Systems Limited	England and Wales	100	100
NordNav Technologies Aktiebolag	Sweden	100	100

Indirect ownership
Cambridge Silicon Radio Inc. .	Delaware	100	100
CSR China (Shanghai) Co. Limited	China	100	100
CSR KK	Japan	100	100
CSR Korea Limited	Korea	100	100
CSR Sweden AB	Sweden	100	100
Cambridge Silicon Radio Sarl	France	100	100
Cambridge Silicon Radio (U.K.) Limited	England and Wales	100	100
Cambridge Silicon Radio Holdings Inc.	Delaware	100	100
Clarity Technologies, Inc.	Michigan	100	100
CSR (India) Private Limited	India	100	100
UbiNetics Wireless Technologies (Shenzen) Company Limited	China	100	100
UbiNetics (Cayman Islands) Ltd	Cayman Islands	100	100
UbiNetics (Hong Kong) Limited	Hong Kong	100	100
UbiNetics (North America) Inc.	Delaware	100	100
UbiNetics (IP) Limited	England and Wales	100	100
UbiNetics 3G Limited	England and Wales	100	100
UbiNetics Module Limited	England and Wales	100	100
UbiNetics Technology Limited	England and Wales	100	100
UbiNetics Designs Limited	England and Wales	100	100
Coverge Limited	England and Wales	100	100
C.P.S. Ltd	England and Wales	100	100